Exhibit 10.59

ENERGIZER HOLDINGS, INC.
EXECUTIVE HEALTH PLAN
FOR RETIRED EMPLOYEES

(Restated Effective January 1, 2011)

Energizer Holdings, Inc. (the "Company") established the Energizer Holdings, Inc. Executive Health Plan (the "Prior Plan"), effective as of April 1, 2000, to provide medical, dental and vision benefits for eligible employees and their eligible dependents and eligible retirees.
The Energizer Plans Administrative Committee appointed by the Company ("EPAC") is authorized to amend the Plan as it may deem appropriate.
EPAC now wishes to amend and completely restate the Prior Plan document to, among other things, confirm that the plan for active eligible employees and their eligible dependents and for retire eligible employees are two separate and distinct plans, to provide for the adoption of separate plan document for the executive health care benefits for retired employees to be referred to as the Energizer Holdings, Inc. Executive Health Plan for Retired Employees (the "Plan") and to change the name of the plan for active employees to the Energizer Holdings, Inc. Executive Health Plan for Active Employees.
Effective as of January 1, 2011, unless specifically provided otherwise, the Prior Plan with respect to retired colleagues is hereby amended and restated to read in its entirety as follows:.

I. DEFINITIONS

1.1    "Affiliated Company" means those domestic corporations in which the Company owns directly or indirectly more than 50% of the voting stock, or any other entity so designated by the Committee.

1.2    "Committee" means the Energizer Plans Administrative Committee, its designee, or any successor to such Committee.

1.3    "Company" means Energizer Holdings, Inc. and any successor thereto.

1.4    "Covered Employee" means an individual who is:

(a)	employed by a Participating Employer;

(b)	one of a select group of management or highly-compensated employees; and

(c)	designated by the Chief Executive Officer of the Company as eligible to participate in the Energizer Holdings, Inc. Executive Health Plan for Active Employees.
1.5    "Covered Expenses" are expenses incurred for medical, dental, vision care services and supplies. This includes usual and customary charges in conjunction with diagnosis, cure, mitigation or treatment of a sickness, injury or preventive treatment associated with an illness. (A usual and customary allowance is the fee most frequently charged for a similar service or supply in a geographic area. The fees are updated on a regular basis to adjust for changes.)

1.6    "Covered Individual" is a Retired Employee and his/her Dependents and certain former spouse(s) of a divorced Retired Employee.
1.7    A "Dependent" of a Retired Employee is eligible for coverage under this Plan if such Dependent is an individual defined in the Energizer Health Care Program for Retired Colleagues as an Eligible Dependent.

1.8    "Employee" means an individual employed by a Participating Employer and who is one of a select group of management or highly-compensated employees.

1.9    "Participating Employer" means the Company and any Affiliated Company that adopts the Plan with the consent of the Company.

1.10    "Plan" means the Energizer Holdings, Inc. Executive Health Plan for Retired Employees.

1.11    "Retired Employee" means:

(a)
an officer of Eveready Battery Company, Inc. or any predecessor company who retired between January 1, 1979 and July 31, 1980, and who at the time of retirement was not eligible for coverage under the Plan as a Retired Employee; or

(b)	a former Covered Employee:

(1)	who did not terminate from a Participating Employer by reason of a divestiture, spinoff or other disposition of a subsidiary, division or other business unit; and

(2)	who:

(A)	prior to March 29, 2003, retired or terminated after age 55 with at least two years of continuous service;

(B)	prior to March 29, 2003, was terminated involuntarily after attaining a combination of age and years of service totaling at least 80; or

(C)	is designated by the Chief Executive Officer of the Company as eligible to participate in this Plan as a Retired Employee.
1.12    "Retiree Health Care Program" means Energizer Health Care Program for Retired Colleagues.

II. ELIGIBILITY

2.1    A Retired Employee who is a Covered Individual under the Plan on December 31, 2010 shall continue to be a Covered Individual under the Plan on December 31, 2010, subject to the termination of coverage provisions. Any other Retired Employee shall be eligible for coverage under the Plan only after meeting the requirements of Section 1.11.

2.2    The Covered Individuals described in Section 2.1 above must participate in the Retiree Health Care Program as a prerequisite for Plan participation. Retired Employees who are ineligible to participate in the Retiree Health Care Program must contribute the amount specified in Section 3.2 of the Plan.

III. CONTRIBUTIONS

3.1    Retired Employees who participate in the Retiree Health Care Program are not required to pay contributions for their Plan coverage.

3.2    Retired Employees who are ineligible to participate in the Retiree Health Care Program must contribute the rate being charged for high option retiree coverage under the Retiree Health Care Program (contact the Committee for the current rates).
IV. EFFECTIVE DATE OF COVERAGE

4.1    The effective date of coverage for Covered Individuals under the Plan on December 31, 2010 shall be the date such Covered Individual was first eligible to participate in the Plan.

4.2    On or after January 1, 2011, the effective date of coverage for a Retired Employee shall be the date the Retired Employee satisfies the eligibility requirements under the Plan.

V. BENEFITS PAYABLE

The benefits payable under this Plan are the Covered Expenses incurred for medical, dental and vision care expenses defined in Section 213(e) of the Internal Revenue Code of 1986, as amended, and in Treasury Regulations §1.213-1, as amended.
Examples of expenses which may be considered Covered Expenses are expenses incurred for the following medical, dental or vision care, services and supplies:

Ambulance Chiropodists Crutches Doctors Laboratory services	Artificial limbs Chiropractors Diagnostic services Hospital Care - room and board Prescription drugs
Nurses - services rendered by a Registered Nurse, Licensed Practical Nurse, or a Practical Nurse if an RN or LPN is not available (including nurses' room and board paid by the Employee)	Physicians Psychiatrists Podiatrists Osteopaths Psychologists
Special medical equipment Special food or beverages prescribed for the treatment of an illness Eye care Guide dogs for the blind and deaf	Surgeons Therapy X-ray services Dental care Transportation expenses for medical care

Claims for expenses incurred in making a capital expenditure or improvement to real estate must be approved by the Committee in advance of such expenditure.
VI. MAXIMUM BENEFIT FOR A RETIRED EMPLOYEE'S FAMILY UNIT

6.1    The maximum calendar-year benefit payable to a Retired Employee and his/her surviving Dependents is $50,000 for the family unit as a whole. This maximum calendar-year benefit is in addition to the $1,000,000 lifetime maximum from the underlying coverage for a Retired Employee under the Retiree Health Care Program. Covered Employees who are eligible for coverage as a Retired Employee under the Retiree Health Care Program must participate in that plan in order to receive coverage as a Retired Employee under this Plan. A Retired Employee must enroll in the high option retiree coverage.

6.2    A Retired Employee who is ineligible for the Retiree Health Care Program but who participates in this Plan, is eligible for a $1,000,000 lifetime benefit for all covered medical expenses. However, such a Retired Employee is not eligible for the $50,000 calendar-year benefit after the $1,000,000 lifetime maximum has been exhausted. A $25,000 maximum calendar-year benefit will be payable to his/her divorced spouse(s) or Dependent(s) other than a surviving spouse.

6.3    Individuals who retire from a foreign affiliate of a Participating Employer who are not U.S. citizens are not eligible for coverage under this Plan as a Retired Employee.
VII. EXCEPTIONS

Benefits will not be payable under this Plan for expenses incurred for or in connection with:
7.1    Medical care, services and supplies for which no charge is made or for which the Covered Individual is not, in the absence of this coverage, legally obligated to pay.

7.2    Medical care, services and supplies which are furnished by a hospital or facility operated by or at the direction of the U.S. Government or any authorized agency thereof, or furnished at the expense of such Government or Agency, or by a doctor employed by such a hospital or facility, unless (a) the treatment is of an emergency nature, and (b) the Covered Individual is not entitled to such treatment without charge by reason of status as a veteran or otherwise.

7.3    Medical care, services or supplies to the extent that they are paid for, payable or furnished (a) pursuant to any plan or program administered by a National Government or Agency thereof or with funds received from taxation or contributions collected pursuant to legislation by a National Government, or (b) pursuant to any State Cash Sickness law or laws of a similar character, including any group insurance policy approved under such a law.

7.4    Blood or blood plasma for which the hospital or other supplier makes a refund or allowance to or on behalf of the Covered Individual either as a result of the operation of a group blood bank or otherwise, but only to the extent of the refund or allowance.

7.5    Sickness covered by Workers' Compensation law, occupational disease law, or laws of similar character, or injury arising out of or in the course of any occupation or employment for compensation, profit or gain.
7.6    Charges resulting from an injury, sickness, or pregnancy for which a Covered Individual received any medical care or services within the three month period immediately before becoming a Covered Individual under this Plan until the earlier of:

(a)
the end of a period of 12 consecutive months during which the Covered Individual has not received in connection with such injury, sickness, or condition any medical, surgical, hospital or nursing services or treatment of any kind or any drugs or medicine lawfully obtainable only upon prescription of a doctor; or

(b)	the end of a period of 12 consecutive months during which the Covered Individual has been continuously covered under this Plan.

The following charges shall not be subject to this exception 7.6:

(1)	charges for professional services and supplies related to care and treatment of teeth or nerves connected to teeth, and

(2)
charges incurred by an individual who was covered under the Energizer Health Care Program for Active Colleagues on the date immediately preceding the day his/her Plan coverage became effective under this Plan, to the extent that the requirements of exception 7.6 have been satisfied under the Energizer Health Care Program for Active Colleagues.

7.7    Medical care, services and supplies to the extent that they are paid for or payable under the Retiree Health Care Program.

7.8    Use of a Christian Science Practitioner.

7.9    Insurance premiums for hospitalization, medical, dental or vision care; or for pre-paid medical, dental or vision care. Included in this exclusion are premiums paid for participation in the Energizer Health Care Program for Active Colleagues or the Retiree Health Care Program.
VIII. TERMINATION OF COVERAGE

A Covered Individual's coverage under the Plan will terminate on the earlier of the following dates:

(a)	The date the Covered Individual ceases to be eligible for coverage;

(b)	The date of termination of this Plan; or

(c)	The date the Covered Individual is designated by the Chief Executive Officer of the Company as ineligible to participate in the Plan.

IX. TERMINATION OF DEPENDENT COVERAGE
The coverage of each Dependent of a Retired Employee terminates on the earliest of the following dates:
9.1    The date the Retired Employee's coverage terminates except as noted in Section 9.3 below for Dependents of a deceased Retired Employee.

9.2    The date a Dependent ceases to be eligible under the Plan; provided that a covered unmarried child who (a) before the date he ceases to be eligible due to attaining age 19, becomes incapable of self-sustaining employment by reason of mental or physical handicap, and (b) is dependent upon the Retired Employee for his principal support and maintenance, will not cease to qualify solely because of attained age while that Dependent remains incapacitated and dependent provided initial proof of incapacity and dependency status is submitted to the Committee not more than 31 days after such Dependent would cease to be eligible by reason of attained age.

9.3    With respect to the coverage of a former spouse of a Retired Employee, or a surviving spouse, and surviving children of a deceased Retired Employee who at the time of death had a minimum of two years of service, upon the earliest of the following: (a) the date a former spouse or surviving spouse remarries or dies, or (b) the 65th birthday of a former spouse, or (3) the date a former spouse becomes eligible for government-sponsored medical benefits. If a surviving spouse dies while a child is covered under the Plan, the child will remain eligible as long as he or she qualifies as a Dependent.

The coverage of a former spouse will not terminate upon termination of coverage of the Retired Employee if at the time the divorce decree became final the Retired Employee was age 55 or over and had 20 years or more of service.
9.4    With respect to a Dependent who is a full-time, unmarried student, the earlier of (a) the end of a ninety-day period immediately following the date the Dependent ceases to be enrolled as a student, or (b) the date the Dependent becomes eligible under any other group medical plan or program.

X. EXTENDED MEDICAL BENEFIT ON DISABILITY

If a Retired Employee becomes "disabled", benefits will be payable subject to the applicable maximum and other provisions and exceptions of the Plan for Covered Expenses incurred as a result of the injury or sickness causing such disability provided that:
10.1    In no event shall benefits be payable for charges for Covered Expenses rendered or received more than 24 months after the date such disability occurs, or the termination of the Plan, whichever is earlier.

10.2    He/she remains continuously disabled from the same cause until the date the Covered Expenses are incurred.

10.3    He/she does not become covered under any other group policy or plan, including any group basis service or prepayment plan, which entitles him/her to receive benefits for the injury or sickness causing the disability.

For purposes of this Plan, a Retired Employee shall be deemed to be disabled if such individual is incapable of performing the material and substantial duties of his/her regular occupation due to physical or mental sickness or injury.
XI. PROTECTED HEALTH INFORMATION
11.1    General. The Plan shall use and disclose Covered Individuals' protected health information, as defined in 45 CFR §160.103 ("PHI"), in accordance with the uses and disclosures required and permitted by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the regulations thereunder, and the Energizer Holdings, Inc. HIPAA Privacy and Security Policy, as amended from time to time. This includes, but is not limited to the following uses and disclosures by the Plan:

(a)	The Plan may use or disclose PHI for its own payment and health care operations, subject to the provisions of Section 11.3;

(b)	The Plan may disclose PHI of a Covered Individual for treatment activities of a health care provider;

(c)	The Plan may disclose PHI of a Covered Individual to another covered entity or a health care provider for the payment activities of that entity;

(d)
The Plan may disclose PHI of a Covered Individual to another covered entity for health care operations of that covered entity, if both the Plan and covered entity has or had a relationship with the Covered Individual, the PHI pertains to such relationship, and the disclosure is for a purpose listed in Section 11.2(b)(1), (2), or (3) or for the purpose of health care fraud and abuse detection or compliance;

(e)
The Plan may disclose PHI of a Covered Individual to another covered entity that participates in an organized health care arrangement with the Plan, for any health care operations activities of the organized health care arrangement; or

(f)	The Plan may use or disclose PHI of a Covered Individual in accordance with a specific authorization executed by such Covered Individual.
11.2    Definitions. For purposes of this Article XI, the following terms shall have the following meanings:

(a)	"Covered entity" means a health plan, a health care clearinghouse, or a health care provider who transmits any health information in electronic form.

(b)	"Health care operations" include, but are not limited to, the following activities of the Plan:

(1)	conducting quality assessment and improvement activities;

(2)
population-based activities relating to improving health or reducing health care costs, protocol development, case management and care coordination, disease management, contacting health care providers and Covered Individuals with information about treatment alternatives;

(3)	evaluating Plan performance;

(4)
determining required Covered Individual contributions for plan coverage and securing, placing or terminating a contract for reinsurance of risk relating to health care claims (including stop-loss insurance and excess of loss insurance);

(5)	conducting or arranging for medical review, legal services and auditing functions, including fraud and abuse detection and compliance programs;

(6)
business planning and development, such as conducting cost-management and planning-related analyses related to managing and operating the Plan, including formulary development and administration, development or improvement of payment methods or coverage policies;

(7)	business management and general administrative activities of the Plan, including, but not limited to:

(A)	management activities relating to the implementation of and compliance with HIPAA's administrative simplification requirements;

(B)	customer service;

(C)	resolution of internal grievances;

(D)
the merger or consolidation of all or part of the Plan with an entity that is a “covered entity” under HIPAA or that will become a “covered entity” following such activity, and due diligence related to such activity; and

(E)	creating de-identified health information or a limited data set.

(c)
"Payment" includes activities undertaken by the Plan to obtain contributions or determine or fulfill its responsibility for coverage and provision of benefits to a Covered Individual under the Plan. These activities include, but are not limited to, the following:

(1)	determination of eligibility, coverage and cost sharing amounts;

(2)	coordination of benefits;

(3)	adjudication of claims and appeals under the Plan;

(4)	subrogation of health benefit claims;

(5)	billing, collection activities and related health care data processing;

(6)	claims management and related health care data processing, including auditing payments, investigating and resolving payment disputes and responding to Covered Individual inquiries about payments;

(7)	obtaining payment under a contract for reinsurance (including stop-loss and excess of loss insurance);

(8)	medical necessity reviews or reviews of appropriateness of care or justification of charges;

(9)	utilization review, including precertification, preauthorization, concurrent review and retrospective review; and

(10)
disclosure to consumer reporting agencies of any of the following PHI relating to the collection of contributions or reimbursement: name and address, date of birth, Social Security number, payment history, account number and name and address of the provider or health plan.

(d)
"Treatment" means the provision, coordination, or management of health care and related services by one or more health care providers, including the coordination or management of health care by a health care provider with a third party, consultation between health care providers relating to a patient, or the referral of a patient for health care from one health care provider to another.

11.3    Disclosure to Participating Employer. The Plan may disclose PHI of a Covered Individual to the

Participating Employer for the purposes set forth in Section 11.1, only if the Plan receives certification from the Company that the Plan has been amended to incorporate the provisions of Section 11.4.
11.4    Participating Employer Agreements With Respect to PHI. Each Participating Employer agrees to:

(a)	Not use or further disclose PHI other than as permitted or required by the Plan document or as required by law;

(b)
Ensure that any agents, including a subcontractor, to whom a Participating Employer provides PHI received from the Plan, agree to the same restrictions and conditions that apply to a Participating Employer with respect to such PHI;

(c)	Not use or disclose PHI for employment-related actions and decisions unless authorized by the Covered Individual;

(d)
Not use or disclose PHI in connection with any other benefit or employee benefit plan of a Participating Employer, unless authorized by the Covered Individual, or unless in accordance with Section 11.1(e);

(e)	Report to the Plan's Privacy Officer any PHI use or disclosure that it becomes aware of which is inconsistent with the uses or disclosures provided for;

(f)	Make PHI available to a Covered Individual in accordance with HIPAA's access requirements;

(g)	Make PHI available to a Covered Individual for amendment and incorporate any amendments to PHI in accordance with HIPAA;

(h)	Make available to the Covered Individual the information required to provide an accounting of disclosures in accordance with HIPAA;

(i)
Make internal practices, books and records relating to the use and disclosure of PHI received from the Plan available to the Secretary of Health and Human Services for the purpose of determining the Plan's compliance with HIPAA;

(j)
If feasible, return or destroy all PHI received from the Plan that a Participating Employer still maintains in any form, and retain no copies of such PHI when no longer needed for the purpose for which disclosure was made (or, if return or destruction is not feasible, limit further uses and disclosures to those purposes that make the return or destruction infeasible); and

(k)	Ensure that adequate separation as set forth in Section 11.5 is established.

(l)
Implement administrative, technical and physical safe-guards that reasonably and appropriately protect the confidentiality, integrity and availability of electronic PHI that it creates, receives, maintains, or transmits on behalf of the Plan;

(m)	Ensure that the adequate separation required by HIPAA and Section 11.5 of the Plan is supported by reasonable and appropriate security measures;

(n)	Ensure that any agents, including a subcontractor, to whom it provides electronic Plan PHI agrees to implement reasonable and appropriate security measures to protect the electronic Plan PHI; and

(o)	Report to the Plan's Security Officer any security incident, as defined in 45 CFR §164.304, of which it becomes aware.
11.5    Adequate Separation Between the Plan and each Participating Employer.

(a)	In accordance with HIPAA, only the individuals whose positions or functions are described in the

Energizer Holdings, Inc. HIPAA Privacy and Security Policy shall be given access to PHI. The provisions of such Policies and Procedures that set forth such individuals with access to PHI, are hereby incorporated by reference and the Privacy Officer is hereby authorized to make any necessary amendments to such provisions without further action on the part of the Company.

(b)
The individuals described in subsection (a) may only have access to and use PHI for Plan administration functions that the Participating Employer performs for the Plan. Notwithstanding the foregoing, only the Privacy Officer may have access to PHI with respect to the Employee Assistance Program, and he or she may have access to such information only to carry out his or her management duties relating to implementation of and compliance with the requirements of the HIPAA privacy regulations.

(c)
If the individuals described in subsection (a) do not comply with this Article, sanctions will be imposed in accordance with the Participating Employer's discipline rules and procedures for violations of other policies of the Participating Employer. Sanctions may range from a warning to termination of employment, depending on the circumstances of the violation. Circumstances to consider include:

(1)	the nature and severity of the violation;

(2)	whether the violation was intentional or unintentional;

(3)	whether the violation was an isolated occurrence or a pattern of unauthorized use and disclosure of PHI;

(4)	any history of past violations;

(5)	the sanctions imposed for similar violations;

(6)	whether the employee reported the violation on his or her own; and

(7)	the employee's willingness to cooperate with the investigation of the violation.
XII. FUNDING
Benefits provided under the Plan will provide through insurance policies.
XIII. TAX CONSEQUENCES
Benefits provided under this Plan are not taxable as ordinary income under current tax laws.
Please note that the tax laws change frequently. A Covered Individual will be advised if a tax law change has any effect on the Covered Individual's Plan coverage.
XIV. MODIFICATION AND TERMINATION OF COVERAGE
The Company and the Committee are each empowered to amend, modify or terminate this Plan at any time. The Company reserves the right to assign its rights and obligations under the Plan to a third party.
XV. FILING A CLAIM
Claim forms for the Plan should be submitted along with itemized bills to the Third Party Benefits Administrator, as identified in the Retiree Health Care Program Summary Plan Description. The Third Party Benefits Administrator will honor an assignment to the treating physician, hospital, etc., of all benefits paid through the Retiree Health Care Program but all payments made through the Plan will be to the Retired Employee.

IN WITNESS WHEREOF, EPAC, on behalf of the Company, has caused this restated Plan to be executed by a duly authorized member of EPAC on this _____ day of December, 2010.

ENERGIZER PLANS ADMINISTRATIVE
COMMITTEE

By:

Name:

Title: